EXHIBIT 99.1

      Mexican Restaurants, Inc. Announces First Quarter Results

    HOUSTON--(BUSINESS WIRE)--May 4, 2004--For the first quarter ended March 28, 2004, Mexican Restaurants, Inc. (Nasdaq:CASA) reported a net income of $530,793 or $0.15 cents per diluted share compared with net income of $469,110 or $0.14 per diluted share for the same quarter one year ago. The first quarter ended March 30, 2003 included a gain of $316,591 for insurance proceeds received from fire damage at a restaurant.
    The Company's revenues for the first quarter ended March 28, 2004 increased $4.8 million or 32.6% to $19.5 million compared with $14.7 million for the same quarter one year ago. Restaurant sales for the first quarter ended March 28, 2004 increased $4.9 million or 34.0% to $19.3 million compared with $14.4 million for the same quarter one year ago. The increase reflects the acquisition of 13 restaurants and related assets from the Company's Beaumont-based franchisee. The acquisition was completed on January 7, 2004. The increase also reflects positive same-restaurant sales. Total system same-restaurant sales increased 2.5%, Company-owned same restaurant sales increased 2.3% and franchise-owned same-restaurant sales increased 3.1% from the same quarter one year ago.
    Commenting on the Company's first quarter results, Curt Glowacki, Chief Executive Officer, stated, "I am very pleased with our first quarter results and the smooth assimilation we have accomplished with the Beaumont-based restaurants acquired on January 7, 2004. It's great when all the variables finally come together -- excellent operations, creative marketing, growing economy and an accretive acquisition. The Company paid down $600,000 in debt during the first quarter to $8,250,000, well ahead of our targeted pay down."
    Mexican Restaurants, Inc. operates and franchises 83 Mexican restaurants. The current system includes 61 Company-operated restaurants and 21 franchisee operated restaurants and one licensed restaurant.

    Special Note Regarding Forward-Looking Statements

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company. The use of words such as "believes", "anticipates", "expects", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company's Annual Report and Form 10-K for the fiscal year ended December 28, 2003, that attempt to advise interested parties of the risks and factors that may affect the Company's business.


              Mexican Restaurants, Inc. and Subsidiaries
                   Consolidated Statements of Income
                              (unaudited)


                                              13-Week       13-Week
                                            Period Ended  Period Ended
                                              3/28/2004     3/30/03
                                            ------------- ------------

 Revenues:
    Restaurant sales                        $19,296,936   $14,399,113
    Franchise fees and royalties and other      191,780       295,329
                                            ------------ -------------
                                             19,488,716    14,694,442
                                            ------------ -------------

 Costs and expenses:
    Cost of sales                             5,394,630     3,902,446
    Labor                                     6,331,108     4,817,870
    Restaurant operating expenses             4,601,544     3,579,560
    General and administrative                1,502,283     1,383,708
    Depreciation and amortization               639,334       580,526
    Pre-opening costs                                 -         1,728
    Restaurant closure costs                    117,398             -
                                            ------------ -------------
                                             18,586,297    14,265,838

                                            ------------ -------------
         Operating income                       902,419       428,604
                                            ------------ -------------

 Other income (expense):
    Interest income                               7,371         6,883
    Interest expense                           (139,265)      (70,482)
    Other, net                                    5,999       334,527
                                            ------------ -------------
                                               (125,895)      270,928
                                            ------------ -------------

 Income before income tax expense               776,524       699,532
    Income tax expense (benefit)                245,731       230,422
                                            ------------ -------------

         Net income                            $530,793      $469,110
                                            ============ =============


 Basic income per share                           $0.16         $0.14
                                            ============ =============

 Diluted income per share                         $0.15         $0.14
                                            ============ =============

 Weighted average number of shares (basic)    3,384,605     3,384,605
                                            ============ =============

 Weighted average number of shares
  (diluted)                                   3,516,467     3,430,344
                                            ============ =============

    CONTACT: Mexican Restaurants, Inc., Houston
             Andrew J. Dennard, 713-943-7574